CODE OF ETHICS

CODE OF ETHICS

2018

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CODE OF ETHICS

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Introduction

This Code of Ethics and the provisions contained herein (this “Code”, as amended from time to time) apply to all employees, partners and officers (referred to herein collectively as “employees”) of Beach Point Capital Management LP and its affiliate, Beach Point Capital Europe LLP (collectively, “Beach Point”). Beach Point’s Chief Compliance Officer has been designated as the individual with responsibility to explain and implement this Code for Beach Point and all Beach Point employees.

A. Standards of Conduct and Potential Conflicts of Interests

Beach Point employees owe a fiduciary duty to our clients. This duty of care, integrity, honesty and good faith is expressed in the general guiding principles detailed below. As an employee, you should conduct yourself in all circumstances in accordance with such general guiding principles.

1.	You must at all times place the interests of our clients before your own interests.

2.	You must pay strict attention to potential conflicts of interests, avoiding them if possible and disclosing them promptly and dealing with them appropriately when the conflict is unavoidable or inherent in our business.

3.	All of your personal investment transactions, and those of your Related Persons (as defined in Article II below), must be conducted in compliance, and consistent, with this Code so as to avoid actual or potential conflicts of interest or abuse of your position of trust and responsibility.

4.	You must adhere to the fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions for their personal benefit.

Although it is sometimes difficult to determine what behavior is necessary or appropriate in order to adhere to these general principles, this Code contains several guidelines for proper conduct. However, the effectiveness of Beach Point’s policies regarding ethics depends on the judgment and integrity of its employees rather than on any set of written rules. Accordingly, you must be sensitive to the general principles involved and to the purposes of the Code in addition to the specific guidelines and examples set forth below. If you are uncertain as to whether a real or apparent conflict exists in any particular situation between your interests and the interests of Beach Point and/or those of its clients, you should consult with Beach Point’s Chief Compliance Officer immediately. Honesty at all times and in all things is an essential part of your responsibility to Beach Point. A lack of integrity in dealing with Beach Point or with its clients will not be tolerated.

B. Compliance with Laws and Regulations

All employees are expected to be familiar and comply with the laws and regulations applicable to their day-to-day responsibilities, including the relevant securities laws and regulations applicable to their activities. In some cases, this may involve the securities laws and regulations of multiple jurisdictions. If you have any questions with respect to any such law or regulation, you should consult with Beach Point’s Chief Compliance Officer. If you become aware of any violations of this Code, you must report them. See Article X of this Code for further discussion.

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Personal Investment Transaction Policy

Laws, including the insider trading laws described in Article III of this Code, and ethical standards impose duties on Beach Point and its employees to avoid conflicts of interest between their personal investment transactions and investment transactions Beach Point makes on behalf of clients. In view of the sensitivity of this issue, it is important to avoid even the appearance of impropriety. This policy governs your investments in securities as well as those of your Related Persons.

Except as otherwise noted, the restrictions on personal investment transactions apply to all “Access Persons” and their “Related Persons” as defined below.

A. Defined Terms

“Access Persons” include all Beach Point employees, except certain persons that may be specified by Beach Point’s Chief Compliance Officer who (i) do not devote substantially all working time to the activities of Beach Point, and (ii) do not have access to information about the day-to-day investment activities of Beach Point. Every employee should consider himself or herself an Access Person unless otherwise specifically exempted pursuant to Article IX of this Code by Beach Point’s Chief Compliance Officer.

The term “Related Person” of an Access Person for purposes of this Code includes the following:

1.	An immediate family member, relative or dependent of the Access Person sharing the same household.

2.	Any other person or entity if the Access Person: (i) obtains benefits substantially equivalent to ownership of the securities (“beneficial ownership”); (ii) can obtain ownership of the securities immediately or within 60 days; or (iii) can vote or dispose of the securities.

3.	If you act as a fiduciary or otherwise make investment decisions with respect to an account (for example, if you act as the executor of an estate for which you make investment decisions or manage a relative’s brokerage account), any securities transactions you make on behalf of that account will be subject to the trading restrictions set forth herein. You should review the restrictions on your ability to act as a fiduciary outside of your employment with Beach Point, which are set forth under Article VI “Outside Activities — Fiduciary Appointments.”

When we refer to an Access Person having “beneficial ownership” of a security, we mean an Access Person or any Related Person to the Access Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security, even though title is in another name (i.e., has opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security).

“Securities” include any interest or instrument commonly known as a security, including stocks, bonds, options, warrants, financial commodities, futures, other derivative products and interests in privately placed offerings, limited partnerships or other entities.

B. General Principles Regarding Securities Transactions of Access Persons and their Related Persons

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As mentioned under in Article I of this Code, Access Persons and their Related Persons must conduct their personal investment transactions in a manner so as to avoid any actual or potential conflict of interest with Beach Point’s clients or any abuse of their position of trust and responsibility. In keeping with this general principle, the below outlined personal investment transaction policies are designed to reduce the possibilities for such conflicts and/or appearances of impropriety, while at the same time preserve reasonable flexibility and privacy.

C. Preclearance Procedures

Each Access Person must obtain, for himself or herself and on behalf of his or her Related Persons, preclearance for any personal investment transaction in a security (other than an Exempt or Partially Exempt Security) if such Access Person or his or her Related Persons has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the security. “Exempt Securities” and “Partially Exempt Securities” are securities (or securities obtained in transactions) described under “Securities or Transactions not subject to certain Personal Investment Transactions Policies” below.

You must obtain preclearance for all securities transactions (except those in Exempt and Partially Exempt Securities), including the writing of an option to purchase or sell a security, by completing and submitting a preclearance request via Beach Point’s on-line personal trading compliance management system, StarCompliance (the “Star System”). When a request is submitted via the Star System, the Star System will promptly return an approved or denied message to the Access Person. Alternatively, a securities transaction can be precleared through Beach Point’s Compliance Department. Approval, if granted via the Star System or the Compliance Department, will be valid only for the business day on which you receive it, plus the following business day. This means that an approval will be valid for a maximum of two business days (for example: if you receive approval on a Friday, and the following Monday is a holiday, you have until the close of business on Tuesday to execute the transaction). If the transaction is not completed within the approval window, you must obtain a new preclearance, including one for any portion of the personal investment transaction that is not completed within the approval window. Post-approval is not permitted under this Code. Completing a personal trade before receiving approval or after the approval window expires constitutes a violation of this Code. After the first such violation, you will typically receive a warning. Upon the second such violation, a 30-day trading suspension may be imposed on your personal trading privileges. If any additional violations occur, the sanctions to be imposed will be determined by Beach Point’s Chief Compliance Officer and other members of senior management as considered necessary at that time.

You should be aware that the Compliance Department has the right to withdraw previously approved personal trade requests if information is received or events occur subsequent to the approval that would cause the approved personal trade to then present a conflict.

Contributions to, and withdrawals from, private funds, including funds advised by Beach Point, require prior approval from the Chief Compliance Officer or his designee.

D. Trading Restrictions

In addition to the more general principles discussed above, the additional restrictions on personal investment transactions detailed below must be followed.

No Access Person or his or her Related Persons may:

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1.	Purchase or sell, directly or indirectly, any security of an issuer that is on the Beach Point’s restricted securities list.

2.	Purchase or sell, directly or indirectly, any security of an issuer if any security (or loan) of such issuer is held in a client portfolio (e.g., you may not buy ABC Co. common stock if ABC Co. bonds are held in a client portfolio).

3.	Purchase and sell, or sell and purchase, the same security at a gain within 60 calendar days. The 60 calendar day holding period applies to all security types which require preclearance in order to trade (i.e., all non-Exempt and non-Partially Exempt securities). This means, for example, that you may not i) purchase shares of common stock and then sell those shares at a gain within 60 calendar days; and ii) sell short shares of common stock and then enter into a buy-to-cover transaction at a lower price for those shares within 60 calendar days. In addition, any options purchased or sold must have an expiration date which is at least 60 calendar days from the date purchased or sold. Exceptions to this prohibition will be granted on a case-by-case basis for hardship or communicated more broadly in the event of a significant market disruption or downturn.

4.	Purchase or sell any security for a period of 5 business days before or 5 business days after that security is bought or sold on behalf of any Beach Point client.

5.	Acquire any security in an initial public offering (IPO). (Moreover, under FINRA Rules and staff interpretations of the United States Securities and Exchange Commission (the "SEC"), Access Persons may also be prohibited from participating in any public offering that is a “new issue.”) Employees may, however, in special circumstances, seek permission to purchase securities in an IPO by submitting to the Chief Compliance Officer a written request for approval of the purchase that includes a description of the special circumstances.

6.	Purchase securities offered in a private placement (including investments in Beach Point’s funds) except with the prior approval of Beach Point’s Chief Compliance Officer. In considering approval, Beach Point’s Chief Compliance Officer will take into consideration, among other factors, whether the investment opportunity should be reserved for the benefit of Beach Point’s clients.

7.	Do anything indirectly that would be prohibited if done directly (i.e., use a derivative instrument to enter into an otherwise prohibited transaction).

8.	Engage in personal trading activity that interferes, competes, or conflicts with the interests of Beach Point or its clients or encroaches on normal working time or otherwise impairs employee performance.

E. Violations

Violations of the trading restrictions set forth in the Code may result in sanctions which may include, among others, a warning, suspension of personal trading privileges, reversal of a transaction and disgorgement of any resulting profits and other sanctions as determined by Beach Point’s Chief Compliance Officer and other members of senior management as considered necessary at that time.

F. Securities or Transactions not Subject to Certain Personal Investment Transaction Policies

1.	Fully Exempt Securities

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The following securities and any associated transactions are exempt from both the preclearance and reporting requirements of the personal investment transactions policy (“Fully Exempt Securities”):

a.	Direct obligations of the U.S. Government (i.e., treasury securities)

b.	Bank certificates of deposit

c.	Bankers’ acceptances

d.	Commercial paper

e.	High-quality, short-term debt obligations, including repurchase agreements

f.	Shares issued by money market funds

g.	Shares issued by open-end mutual funds, except those open-end mutual funds for which Beach Point acts as investment manager or subadviser, which are considered Partially Exempt Securities

h.	Shares issued by unit investments trusts that are invested exclusively in one or more open end mutual funds, except those open-end mutual funds for which Beach Point acts as investment manager or sub-adviser, which are considered Partially Exempt Securities

i.	Securities purchased on behalf of an Access Person for an account over which the Access Person has no direct or indirect influence or control (e.g., those done through a managed account or blind trust)

2.	Partially Exempt Securities (Reporting Required)

The following securities and any associated transactions are exempt from the preclearance procedures but not the reporting requirements (“Partially Exempt Securities”) as the likelihood of a conflict of interest with any of Beach Point’s investment activities is considered low:

(a)	Municipal bonds

(b)	U.S. government agency obligations (i.e., FNMA, FHLMC, GNMA)

(c)	Debt obligations issued by foreign governments

(d)	Auction-rate money market instruments

(e)	Exchange Traded Funds and Exchange Traded Notes

(f)	Open-end investment companies not registered under the Investment Company Act of 1940, as amended (i.e., non-U.S. funds)

(g)	Closed-end Investment Companies

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(h)	Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired

(i)	Non-volitionary transactions (i.e., assignment of an option position or exercise of an option at expiration, tender offers when participation is mandatory)

(j)	Securities purchases effected through an automatic investment program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation (an automatic investment plan includes a dividend reinvestment plan) – Note the account and securities holdings should be reported in the employee’s annual holdings certificate, but the transactions do not need to be reported in the quarterly transaction certification

(k)	Shares issued by open-end mutual funds for which Beach Point acts as investment manager or sub-adviser

(l)	Shares issued by unit investments trusts that are invested exclusively in shares issued by open-end mutual funds for which Beach Point acts as investment manager or sub-adviser

It is not necessary to preclear personal transactions for any Fully Exempt Securities or Partially Exempt Securities. However, it still is necessary to include Partially Exempt Securities positions and transactions in the quarterly transaction reports and annual securities holdings list, as applicable. Personal investment transactions in Fully Exempt Securities and Partially Exempt Securities are still subject to Beach Point’s policy on inside information.

G. Reporting of Transactions

1.	Quarterly Reports All Access Persons must file with the Compliance Department via the Star System quarterly reports of personal investment transactions by the 30th day of January, April, July and October (i.e., by the 30th day following the end of the quarter). In each quarterly report, the Access Person must report all personal investment transactions (providing all the information required by the form in the Star System), including those of their Related Persons, that were transacted during the quarter other than those in Exempt Securities. Every Access Person must file a quarterly report when due even if such person made no purchases or sales of securities during the period covered by the report. You are charged with the responsibility for making your quarterly reports. The Compliance Department’s effort to facilitate the reporting process via the PTA System does not change or alter that responsibility.

2.	Annual Reports All Access Persons must also complete via the Star System an Annual Holdings Report along with the quarterly report due by the 30th day in January. This report must include a listing of all securities, other than Exempt Securities, held in your brokerage accounts and the brokerage accounts of your Related Persons or held elsewhere (i.e., physical securities, private placements, partnership interests, etc.) as of a date no more than 45 days preceding the filing date of the report. All new Beach Point employees must also provide a listing of all securities holdings within 10 days of the commencement of employment.

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3.	Broker Statements and Trade Confirmations All Access Persons are required to direct brokers of accounts in which they or a Related Person has a beneficial interest to supply to the Compliance Department, on a timely basis, duplicate copies of trade confirmations and periodic broker account statements stating the name in which the account(s) is held and the account number(s). You must provide a list of all your brokerage accounts (including those of your Related Persons) to the Compliance Department and report to the Compliance Department any new brokerage account(s) (including those of your Related Persons) at the time they are opened. If you have any questions about the Personal Investment Transactions Policy, call or see a member of the Compliance Department.

H. Reviewing of Transactions

The Compliance Department is charged with the responsibility of reviewing requests for approval to trade in securities (which review and approval / denial may occur via the Star System) and for performing reconciliations between such approvals and the broker confirmations and statements.

Policy on Avoidance of Insider Trading

The prohibition against insider trading in the United States stems from the general antifraud provisions of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Both the Securities Exchange Act and the Advisers Act contain specific provisions designed to detect and deter insider trading and to impose sanctions upon violators and persons who “control” violators, such as their employers.

Section 204A of the Advisers Act requires all registered investment advisers to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by their employees or associated persons. In addition, liability may be imposed upon “controlling persons” (i.e., employers and individual supervisors) if the controlling person knew of or recklessly disregarded the fact that the “controlled person” (i.e., employee or associated person) was likely to engage in the misuse of material inside information and failed to take appropriate steps to prevent it.

In addition to regulations in the U.S. covering prohibitions against insider trading, there are also regulations in other jurisdictions in which Beach Point conducts business. Beach Point employees should be familiar with such local regulations and seek information from Beach Point’s Chief Compliance Officer or General Counsel when any questions related to insider trading arise.

Beach Point employees occasionally come into possession of material, non-public information (often called “inside information”). Various laws, regulations and court decisions, as well as general ethical and moral standards, impose certain duties with respect to the use of inside information. The violation of those duties could subject Beach Point and its employees to serious civil and criminal penalties and the resulting damage to reputation.

Moreover, within an organization or affiliated group of organizations, courts may attribute one employee’s knowledge of inside information to any other employee or group that later trades in the affected security, even if there had been no communication of actual knowledge. Thus, by buying or selling a particular security in the normal course of business, Beach Point employees who have no actual knowledge of inside information could inadvertently subject Beach Point to liability.

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The civil and criminal liabilities for misuse of inside information can be substantial and can end your career. These penalties apply both to trading while in possession of such information and to “tipping” others who trade.

Beach Point has developed an Insider Trading Policy which has been designed to prevent the misuse of inside information by Beach Point and its employees. Beach Point expects all employees to adhere to the Insider Trading Policy and all procedures related thereto. Each year, employees are required to certify as to their compliance with the Insider Trading Policy and to affirm their obligation to continue to comply with the Insider Trading Policy. A violation of the Insider Trading Policy or procedures related thereto constitutes grounds for disciplinary action, including dismissal.

Anti-Bribery Policy Statement

A. General

The U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), among other things, makes it unlawful to corruptly offer, pay, promise to pay, or authorize the payment of any money, or offer, gift, promise to give, or authorize the giving of anything of value, to a “Non-U.S. Official” for the purpose of obtaining, directing or retaining business or to secure an improper advantage. A payment or promise of payment of money or anything of value is made “corruptly” if it is for the purpose of improperly influencing an official action. There is no materiality requirement or de minimis exception to the FCPA, making it illegal to offer anything of value as a bribe, including cash or non-cash items.

In addition to the FCPA, Beach Point and Beach Point employees are also subject to the applicable anti-bribery laws of all jurisdictions in which they do business and any jurisdictions involved in Beach Point’s cross-border transactions. Beach Point employees that are not U.S. citizens or U.S. residents may also be subject to applicable anti-bribery laws of their countries of citizenship or residency, as applicable. Certain non-U.S. anti-bribery laws have particularly wide scope. For instance, the United Kingdom Bribery Act prohibits both domestic and international bribery, as well as bribery across both private and public sectors.

Prior to transacting business in any non-U.S. jurisdiction, you should consult with the Chief Compliance Officer or General Counsel to obtain the applicable policies, requirements and procedures pertinent to complying with the applicable anti-bribery laws of such jurisdictions.

B. Anti-Bribery Policy

Beach Point’s policy is to prohibit Beach Point employees from offering, promising, making, authorizing or providing (directly or indirectly, including through third parties) any payments, gifts or transfers of anything of value to any Non-U.S. Official, including a person actually known to be an immediate family member of a Non-U.S. Official and a former Non-U.S. Official, in order to improperly influence or reward any official action or decision by such person for Beach Point’s benefit. Neither funds from Beach Point nor funds from any other source may be used to make any such payment or gift on behalf of or for Beach Point’s benefit.

Beach Point’s policy is to comply with the anti-bribery provisions of the FCPA and all other applicable international anti-corruption laws that relate to the prohibition of payments to government officials (and non-governmental officials, as the case may be). Beach Point may adopt from time to time procedures (“Anti-Bribery Procedures”) to comply with applicable anti-bribery laws and to prevent Beach Point employees from promising, paying or providing, or authorizing the promising, paying or providing of any amount of money or anything of value to a Non-U.S. Official (or any other person) for the purposes of improperly obtaining, directing or retaining business or securing an improper advantage for Beach Point. Failing to abide by Beach Point’s Anti-Bribery Policy or Procedures may result in serious financial and criminal penalties for Beach Point and Beach Point employees. In addition, violation of Beach Point’s Anti-Bribery Policy or Procedures may subject the involved Beach Point employees to disciplinary action as set forth in this Code and the Anti-Bribery Policy or Procedures. It is therefore imperative that all Beach Point employees comply with the Beach Point Anti-Bribery Policy and Procedures and consult with Beach Point’s Chief Compliance Officer or General Counsel if there is any doubt about whether an activity is permitted. If any Beach Point employee knows or learns of a violation of applicable anti-bribery laws or of the Beach Point Anti-Bribery Policy or Procedures, he or she must promptly report the facts to Beach Point’s Chief Compliance Officer or General Counsel.

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Gifts, Meals, Entertainment and Political Activity Policy

A. Gifts, Meals, Entertainment, Travel and Lodging

No employee may accept a gift, or allow himself or herself to be entertained in a manner, that might reasonably be expected to improperly influence his or her behavior or judgment or interfere with his or her responsibilities to Beach Point and its clients. While business gifts, meals and entertainment are not prohibited altogether, each employee must exercise good judgment to assure that no gift, meal or entertainment that is excessive in value or frequency is accepted. You should immediately report any offer of an improper gift, meal or entertainment to Beach Point’s Chief Compliance Officer.

Employees may not solicit gifts, favors, accommodations or other valuable items from anyone doing business or seeking to do business with Beach Point. In addition, no employee may receive or participate in any arrangement leading to an inappropriate gift to himself or herself, relatives, or any business in which any of them have a substantial interest, in consideration of past, present or prospective business conducted with Beach Point.

1.	Gifts, Meals, Entertainment, Travel and Lodging Received by Employees

You may accept unsolicited gifts from anyone with which Beach Point has dealings only if the gift is reasonable and customary and not of excessive value. Similarly, you may not allow yourself to be entertained or receive meals in a manner that is unreasonably lavish or frequent. In applying the foregoing standards, you should be conservative in your judgments and decline any gift, meal or entertainment that might reasonably be deemed questionable.

The term “gift” includes, but is not limited to, personal gifts, substantial favors, tickets (e.g., tickets to sporting or entertainment events that an employee attends without his or her broker/vendor host), special discounts on goods or services, free services, loans of goods or money, trips or anything else of value. Gifts to an employee’s immediate family are included in this policy. The receipt of cash gifts or gifts of securities is absolutely prohibited.

For the avoidance of doubt, you should understand that if you are given tickets to an event to do with as you please, you will be deemed to have received a “gift” in the amount of the value of the tickets. In contrast, if you attend an event with a host, you are deemed to have been entertained, but not to have received a “gift.”

In general, expenses for lodging and travel of Beach Point personnel, for example in connection with conferences, should be borne by Beach Point and not an outside third party.

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2.	Gifts, Meals, Entertainment, Travel and Lodging Given by Employees

It is acceptable for you to give gifts of nominal value to clients and/or business associates to the extent they are appropriate and suitable under the circumstances, meet the standards of ethical business conduct, and involve no element of concealment. Providing meals and entertainment to clients and/or business associates that is reasonable and appropriate for the circumstances is also acceptable. Be aware, however, that many organizations, including government entities and agencies, and employee benefit plans have their own rules prohibiting or limiting the type and amount of gifts, meals and entertainment that their employees can receive. You must be careful to observe any of those restrictions of which you are aware.

The provision of all gifts, meals, entertainment, travel and lodging to any government official (i.e., foreign, U.S., state, local, etc.), public pension fund official, union official or individual who is a fiduciary of an employee benefit plan subject to ERISA must be pre-approved by the Chief Compliance Officer or General Counsel. Employees should also refer to Section IV “Anti-Bribery Policy” above and the subsection titled “Political Activity” below.

3.	Reporting of Gifts, Meals, Entertainment, Travel and Lodging

All employees are required to report the receipt of gifts valued at $50.00 or more and their attendance at any entertainment event (other than normal and customary business meals). In addition, employees are required to report their attendance at a conference if all or a portion of the employee’s travel or lodging was paid for by the sponsor of the conference or any other third party. Reporting of such items can be done through the Star System.

Any gifts, meals, entertainment, travel and lodging to be provided by an employee to a government official, public pension fund official, union official or an individual who is a fiduciary of an employee benefit plan subject to ERISA must be pre-approved by the Chief Compliance Officer or General Counsel.

B. Political Activity

It is Beach Point’s policy to comply fully with campaign finance and other "pay-to-play" laws. Various jurisdictions and government agencies have enacted pay-to-play laws, which are intended to limit investment advisers and their employees from making contributions to, or soliciting contributions for, a government official who can influence the governmental entity’s selection of investment advisers. These pay-to-play-laws may prohibit the investment adviser from receiving compensation from a government entity after the investment adviser or certain of its employees engage in political activity. Some of these restrictions are triggered by political contributions made as long as five years prior to the award of an investment management mandate. In addition, some public pension plans have more restrictive rules regarding political activity. Because Beach Point maintains and seeks to develop relationships with these types of entities, failure to comply with the laws could result in a loss of client investment management mandates and/or possible sanctions and penalties.

As a general matter, employees are not permitted to engage in Political Activity (as defined below) for the purpose of obtaining new business or retaining existing business, including in connection with potential or existing investors or transactions.

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In order to ensure compliance with the various pay-to-play laws, all campaign contributions, political campaign-related solicitation activity, monetary or in-kind benefits, to, or for the benefit of, among others, any government official, candidate running for office, political party, or legislative leadership, politically active non-profit organizations, or political action committee (collectively, "Political Activity"), by a Beach Point entity or any employee or Related Person of such employee (refer to Article II for the definition of a “Related Person”) must be pre-approved by Beach Point’s Chief Compliance Officer. In order to obtain pre-approval of proposed Political Activity, the request should be submitted to Beach Point’s Chief Compliance Officer via the Star System.

All employees are also required to certify on a quarterly basis (and as may be requested from time to time) that they received approval from the Chief Compliance Officer for any Political Activity in which they engaged during the quarter. In the case of providing any non-U.S. Officials with any such items, you should also refer to Article IV “Anti-Bribery Policy” above.

Each employee is responsible for monitoring his or her Political Activity (in consultation with the Compliance Department) to be certain that it complies with their jurisdictional rules limiting individual contributions.

Outside Activities

A. Outside Employment

Each Beach Point employee is expected to devote his or her full time and ability to Beach Point’s interests during regular working hours and such additional time as may be properly required. Beach Point discourages employees from holding outside employment, including consulting. If you are considering taking outside employment, you must submit a written request to your Department Head. The request must include the name of the business, type of business, type of work to be performed, and the days and hours that the work will be performed. If your Department Head approves your request, it will be submitted to Beach Point’s Chief Compliance Officer for final approval.

An employee may not engage in outside employment that: (a) interferes, competes, or conflicts with Beach Point’s interests; (b) encroaches on normal working time or otherwise impairs performance; (c) implies sponsorship or support of an outside organization by Beach Point; or (d) reflects directly or indirectly adversely on Beach Point. This policy also prohibits outside employment in the securities brokerage industry. Employees must abstain from negotiating, approving or voting on any transaction between Beach Point and any outside organization with which they are affiliated, whether as a representative of Beach Point or the outside organization, except in the ordinary course of their providing services for Beach Point and on a fully disclosed basis.

B. Service as Director

Each employee needs to obtain approval of (a) one of the Co-Chief Investment Officers and the Chief Compliance Officer or General Counsel to serve as a director, or in a similar capacity, of a portfolio company of a fund or account managed by Beach Point and (b) Beach Point’s Chief Compliance Officer or General Counsel to serve as a director, or in similar capacity, in all other circumstances. If you receive approval, it will be subject to the implementation of procedures to safeguard against potential conflicts of interest, such as placing securities of the company on a watch and restricted list. Approval may be withdrawn if it is concluded that withdrawal is in the interest of Beach Point or its clients.

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You do not need approval to serve on the board of a private family corporation or any charitable, professional, civic or nonprofit entities that are not clients of Beach Point and have no business relations with Beach Point, however, you must report such activity to the Compliance Department. In addition, you should note that if you are involved with the investment activities of such an entity, that entity may become your Related Person and be subject to the policies concerning securities transaction set forth above. Also, if you serve in a director capacity which does not require advance approval but circumstances later change which would require such approval (e.g., the company enters into business relations with Beach Point or becomes a client), you must then obtain approval.

A request for approval to serve as a director can be submitted via the Star System. You should consult with Beach Point’s Chief Compliance Officer to determine whether your activities will trigger our policies concerning the reporting of securities transactions.

C. Fiduciary Appointments

No employee may accept appointments as executor, trustee, guardian, conservator, general partner or other fiduciary, or any appointment as a consultant in connection with active money management matters, without the prior approval of Beach Point’s Chief Compliance Officer. This policy does not apply to appointments involving personal or family estate planning or service on the board of a charitable, civic, or nonprofit company where the Access Person does not act as an investment adviser for the entity’s assets and has no control or limited input in the investment decision for such entity’s assets. Securities traded by you as a fiduciary will be subject to Beach Point’s Personal Investment Transactions Policy.

D. Compensation, Consulting Fees and Honorariums

If you have received proper approval to serve in an outside organization or to engage in other outside employment, you may retain all compensation paid for such service unless otherwise provided by the terms of the approval. You may not retain compensation (whether in the form of cash, stock options, shares of restricted stock or other non-cash compensation) received for services on boards of directors or as officers of corporations where you serve in the course of your employment activities with Beach Point and in such instances, it is your responsibility to inform Beach Point’s Chief Compliance Officer of your receipt of any such compensation and the terms thereof. However, you may retain honorariums received by you for publications, public speaking appearances, instructional courses at educational institutions, and similar activities. You should direct any questions concerning the permissible retention of compensation to Beach Point’s Chief Compliance Officer.

E. Participation in Public Affairs

Beach Point employees are encouraged to support community activities and political processes. Normally, voluntary efforts must take place outside of regular business hours. If voluntary efforts require corporate time, you should obtain prior approval from your Department Head. Should the voluntary efforts involve fundraising or solicitation activity in connection with a campaign for a government official, you must follow the policies and procedures outlined under Article V above and seek prior approval of such activity. If you wish to accept an appointive office, or run for elective office, you must first obtain approval from your Department Head and then Beach Point’s Chief Compliance Officer. You must campaign for an office on your own time and may not use Beach Point’s property or services for such purpose without proper reimbursement to Beach Point.

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In all cases, employees participating in political activities do so as individuals and not as representatives of Beach Point. To prevent any interpretation of sponsorship or endorsement by Beach Point, you should not use either Beach Point’s name or address in material you mail or funds you collect, nor, except as necessary in biographical information, should Beach Point be identified in any advertisements or literature.

F. Serving as Treasurer of Clubs, Churches, Lodges, or Similar Organizations

An employee may act as treasurer of clubs, churches, lodges, or similar organizations. However, you should keep funds belonging to such organizations in separate accounts and not commingle them in any way with your personal funds or Beach Point’s funds. You should consult with Beach Point’s Chief Compliance Officer to determine whether your activities will trigger our policies concerning the reporting of securities transactions.

Any other outside activity or venture that is not covered by the foregoing, but that may raise questions, should be cleared with Beach Point’s Chief Compliance Officer.

Other Employee Conduct

A. Personal Financial Responsibility

It is important that employees properly manage their personal finances, particularly in matters of credit. Imprudent personal financial management may affect job performance and lead to more serious consequences for employees in positions of trust. In particular, you are not permitted to borrow from clients, or from providers of goods or services with whom Beach Point deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment. This prohibition does not preclude borrowing from individuals related to you by blood or marriage.

B. Taking Advantage of a Business Opportunity that Rightfully Belongs to Beach Point

Employees must not take for their own advantage an opportunity that rightfully belongs to Beach Point or its clients. Whenever Beach Point has been actively soliciting a business opportunity, or the opportunity has been offered to it or the funds or accounts which are managed by Beach Point, or Beach Point facilities or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to Beach Point or its clients and not to employees who may be in a position to divert the opportunity for their own benefits.

Examples of improperly taking advantage of a corporate opportunity include:

1.	Selling information to which an employee has access because of his/her position with Beach Point.

2.	Acquiring an asset that Beach Point is known to be considering or that should first be offered to Beach Point clients.

3.	Receiving a commission or fee on a transaction which would otherwise accrue to Beach Point.

4.	Diverting business or personnel from Beach Point.

C. Corporate Property or Services

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Employees are not permitted to act as principal for either themselves or their immediate families in the supply of goods, properties, or services to Beach Point, unless approved by Beach Point’s General Counsel or Chief Compliance Officer.

D. Electronic Communications and Social Media

Electronic communications conducted on Beach Point provided and/or authorized systems and equipment should be used primarily for the conduct of Beach Point business and may not be used in any illegal, improper, discriminatory, offensive or unethical manner. Employees may not use these tools for conducting non-Beach Point related business and for excessive personal use. In addition, all Beach Point business or client communications conducted via electronic communications must be conducted solely through an employee’s authorized Beach Point email account or Bloomberg account. For example, employees may not use text messaging or personal email addresses such as “Gmail” accounts to conduct Beach Point business or communicate with Beach Point clients or fund investors.

Beach Point reserves the right to access any employee’s electronic communications for any business or compliance purpose. All electronic communications conducted via an employee’s Beach Point email account or Bloomberg account, whether business related or personal, are retained in accordance with the Beach Point’s Books and Records Policy and Procedures and are subject to review. Employees should be aware that even if electronic communications are deleted, the information is not destroyed or lost. Employees should not expect that their electronic communications are private.

Beach Point recognizes that employees may wish to post content on the Internet via various social media sites, blogs and tools such as Facebook, Twitter, LinkedIn, Instagram, Snapchat, YouTube, etc. (collectively referred to as “social media sites”). However, because Beach Point is subject to the rules and regulations of the securities industry, certain postings may be considered to be “investment advice,” “correspondence” or “advertising.” Additionally, postings may reflect poorly on the employee, and, by implication, may negatively impact Beach Point’s reputation. In order to address the potential risks inherent in using social media sites, Beach Point prohibits employees from posting any information about Beach Point, its clients, its business activities or investments. Employees are solely permitted to indicate their employment at Beach Point and provide a brief description of their job function.

Beach Point’s Electronic Communications and Social Media policy is incorporated by reference as if fully set out within this Code.

Confidentiality and Data Protection

All information relating to past, current and prospective clients is highly confidential and is not to be disclosed or discussed with anyone other than Beach Point employees under any circumstance, unless as expressly permitted by Beach Point’s Chief Compliance Officer or General Counsel or as outlined in Beach Point’s Compliance Manual. Additionally, Beach Point employees will come into possession of, or otherwise have access to, trade secrets and other confidential and/or proprietary information pertaining to Beach Point’s business which has commercial value to Beach Point’s business. Consequently, all employees will be required to sign and adhere to a confidentiality agreement at the time they commence their employment with Beach Point.

Exemptive Relief

Beach Point’s Chief Compliance Officer will review and consider any proper request of an employee for relief or exemption from any restriction, limitation or procedure contained in this Code which is claimed to cause a hardship for such employee or which may involve an unforeseen or involuntary situation where no abuse is involved. Exemptions of any nature may be given on a specific basis or a class basis, as determined by the Chief Compliance Officer. An exemption from Access Person status may also be granted to any person (or class of persons) that the Chief Compliance Officer determines does not warrant such status. Under appropriate circumstances, Beach Point’s Chief Compliance Officer may authorize a personal transaction involving a security held in a client portfolio or subject to actual or prospective purchase or sale for a client portfolio, where the personal transaction would be very unlikely to affect the market for such security, where the Beach Point employee is not in possession of inside information, or for other reasons sufficient to satisfy the Chief Compliance Officer that the transaction does not represent a conflict of interest, involve the misuse of inside information or convey the appearance of impropriety. Any employee’s request for relief should be in writing and should state the basis for his or her request. Beach Point’s Chief Compliance Officer may meet with the employee, as deemed necessary, to discuss any such written request. Any approval for relief shall be appropriately documented and maintained by Beach Point’s Compliance Department.

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Reporting of Violations and Sanctions

Beach Point maintains a strong culture of compliance and a commitment to addressing compliance violations. Any known or suspected violation of this Code, the Compliance Manual (including if applicable, the U.K. Compliance Manual), U.S. or foreign securities laws or other unethical or improper conduct must be promptly reported to Beach Point’s Chief Compliance Officer (or another member of the Beach Point’s management team if appropriate based on the circumstances). If you are unsure whether a violation has occurred, you should discuss the matter with the Chief Compliance Officer (or another member of the management team if appropriate based on the circumstances). A violation or other improper conduct may be reported anonymously and all such reports will be treated confidentially and investigated promptly.

Beach Point has a non-retaliation policy that protects employees who report violations or other improper conduct to the Chief Compliance Officer in good faith or who otherwise cooperate in any related investigation. Failure to report a violation to the Chief Compliance Officer could result in disciplinary action against any non-reporting employee, which may include termination of employment.

All employees are encouraged to seek advice from the Chief Compliance Officer prior to engaging in any action or entering any transaction which may violate this Code or the Compliance Manual (including if applicable, the U.K. Compliance Manual). In addition, employees should refrain from any action, conduct or transaction which constitutes, or may appear to constitute, improper or unethical conduct.

Upon discovering a violation of this Code or the Compliance Manual (including if applicable, the U.K. Compliance Manual), the Chief Compliance Officer, in consultation with other members of Beach Point’s management team, may impose disciplinary action on the offending employee. Such disciplinary action may include, without limitation, a reprimand (oral and/or written), additional training sessions regarding the policies and procedures violated, suspension of personal trading privileges, a reversal of any improper transaction, monetary penalties, demotion, suspension or termination of employment and forfeiture of benefits.

Annual Compliance Certification

Employees are required to certify annually that they (i) have received, have read and understand the terms of the Code, (ii) recognize the responsibilities and obligations to which they are subject under the Code, (iii) are in compliance with the requirements of the Code, and (iv) will continue to observe and comply with the Code.

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